UNITY HOLDINGS, INC. AND SUBSIDIARY CONSOLIDATED FINANCIAL REPORT DECEMBER 31, 2003

UNITY HOLDINGS, INC.

AND SUBSIDIARY

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2003

table of contents

Page

INDEPENDENT AUDITOR'S REPORT	1

FINANCIAL STATEMENTS
Consolidated balance sheets	2
Consolidated statements of income	3
Consolidated statements of comprehensive income	4
Consolidated statements of stockholders' equity	5
Consolidated statements of cash flows	6
Notes to consolidated financial statements	7-25

INDEPENDENT AUDITOR'S REPORT

To the Board of Directors

Unity Holdings, Inc.

Cartersville, Georgia

We have audited the accompanying consolidated balance sheets of Unity Holdings, Inc. and subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Unity Holdings, Inc. and subsidiary as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Atlanta, Georgia

February 20, 2004
UNITY HOLDINGS, INC.
AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2003 AND 2002
Assets	2003	2002

Cash and due from banks	$2,897,644	$3,574,706
Interest-bearing deposits in banks	59,240	312,452
Federal funds sold	-	561,000
Securities available-for-sale	10,981,471	12,517,298
Restricted equity securities, at cost	1,300,109	607,409

Loans	138,256,760	107,853,393
Less allowance for loan losses	1,866,467	1,470,899
Loans, net	136,390,293	106,382,494

Premises and equipment	4,992,774	5,102,152
Other assets	3,227,379	1,880,648
Total assets	$159,848,910	$130,938,159

Liabilities, Redeemable Common Stock and Stockholders' Equity

Deposits
Noninterest-bearing	$11,128,470	$8,541,495
Interest-bearing	118,341,677	109,429,758
Total deposits	129,470,147	117,971,253
Federal funds purchased	2,100,000	-
Other borrowings	11,009,000	-
Subordinated debentures	3,093,000	-
Other liabilities	890,195	957,403
Total liabilities	146,562,342	118,928,656

Commitments and contingencies
Redeemable common stock held by KSOP	73,764	65,568

Stockholders' equity
Preferred stock, par value $.01; 10,000,000 shares
authorized; none issued	-	-
Common stock, par value $.01; 10,000,000 shares authorized;
1,013,510 and 1,009,910 issued and outstanding, respectively	10,135	10,099
Capital surplus	10,837,431	10,800,267
Retained earnings	2,356,489	1,001,889
Accumulated other comprehensive income	8,749	131,680
Total stockholders' equity	13,212,804	11,943,935
Total liabilities, redeemable common stock,
and stockholders' equity	$159,848,910	$130,938,159

See Notes to Consolidated Financial Statements.

UNITY HOLDINGS , INC.
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 2003 AND 2002
	2003	2002
Interest income
Loans, including fees	$8,832,836	$7,889,045
Taxable securities	401,788	481,009
Nontaxable securities	193,606	56,838
Federal funds sold	18,539	36,061
Interest-bearing deposits in banks	2,623	4,007
Total interest income	9,449,392	8,466,960

Interest expense
Deposits	3,295,967	3,758,147
Other borrowings	177,699	7,621
Total interest expense	3,473,666	3,765,768
Net interest income	5,975,726	4,701,192
Provision for loan losses	495,306	529,435
Net interest income after provision for loan losses	5,480,420	4,171,757

Other income
Service charges on deposit accounts	640,294	496,191
Mortgage loan fees	358,897	429,711
Gain on sale of securities available-for-sale	27,066	30,930
Other operating income	43,438	115,084
Total other income	1,069,695	1,071,916

Other expenses
Salaries and employee benefits	2,319,807	1,964,134
Equipment and occupancy expenses	641,189	643,051
Other operating expenses	1,553,714	1,360,745
Total other expenses	4,514,710	3,967,930
Income before income taxes	2,035,405	1,275,743
Income tax expense	672,610	442,348
Net income	$1,362,795	$833,395

Basic earnings per share	$1.35	$0.93
Diluted earnings per share	$1.30	$0.86

See Notes to Consolidated Financial Statements.

UNITY HOLDINGS, INC.
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
YEARS ENDED DECEMBER 31, 2003 AND 2002

	2003	2002
Net income	$1,362,795	$833,395

Other comprehensive income (loss):
Unrealized holding gains (losses) on securities arising during period,
net of tax of $53,043 and $ 81,419, respectively	(106,150)	158,049
Reclassification adjustment for gains realized in net income,
net of tax of $10,285 and $10,516, respectively	(16,781)	(20,414)
Other comprehensive income (loss)	(122,931)	137,635
Comprehensive income	$1,239,864	$971,030

See Notes to Consolidated Financial Statements.

UNITY HOLDINGS, INC.
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2003 AND 2002

					Accumulated
					Other	Total
	Common Stock		Capital	Retained	Comprehensive	Stockholders'
	Shares	Par Value	Surplus	Earnings	Income (Loss)	Equity

Balance, December 31, 2001	839,211	$8,392	$8,076,469	$234,062	$(5,955)	$8,312,968
Net income	-	-	-	833,395	-	833,395
Issuance of common stock	170,299	1,703	2,723,081	-	-	2,724,784
Stock offering costs	-	-	(4,479)	-	-	(4,479)
Exercise of stock options	400	4	5,196	-	-	5,200
Adjustment for shares owned
by KSOP	-	-	-	(65,568)	-	(65,568)
Other comprehensive income	-	-	-	-	137,635	137,635
Balance, December 31, 2002	1,009,910	10,099	10,800,267	1,001,889	131,680	11,943,935
Net income	-	-	-	1,362,795	-	1,362,795
Exercise of stock options	3,600	36	37,164	-	-	37,200
Adjustment for shares owned
by KSOP	-	-	-	(8,195)	-	(8,195)
Other comprehensive loss	-	-	-	-	(122,931)	(122,931)
Balance, December 31, 2003	1,013,510	$10,135	$10,837,431	$2,356,489	$8,749	$13,212,804

See Notes to Consolidated Financial Statements.

UNITY HOLDINGS, INC.
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2003 AND 2002
	2003	2002
OPERATING ACTIVITIES
Net income	$1,362,795	$833,395
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	304,002	321,898
Provision for loan losses	495,306	529,435
Deferred income taxes	(168,816)	(73,126)
Gain on sale of securities available-for-sale	(27,066)	(30,930)
Gain on sale of premises and equipment	-	(72,691)
(Increase) in interest receivable	(169,188)	12,610
Decrease in interest payable	(70,395)	(183,356)
Net other operating activities	97,975	74,151
Net cash provided by operating activities	1,824,613	1,411,386

INVESTING ACTIVITIES
Net (increase) decrease in interest-bearing deposits in banks	253,212	(249,369)
Purchases of securities available-for-sale	(10,792,257)	(13,528,701)
Proceeds from sales of securities available-for-sale	4,380,527	2,570,781
Proceeds from maturities/calls of securities available-for-sale	7,788,363	10,668,696
Purchases of restricted equity securities	(599,700)	(109,200)
Net decrease in federal funds sold	561,000	2,041,000
Net increase in loans	(31,466,540)	(19,934,877)
Purchase of premises and equipment	(194,624)	(149,762)
Proceeds from sale of premises and equipment	-	28,367
Net cash used in investing activities	(30,070,019)	(18,663,065)

FINANCING ACTIVITIES
Net increase in deposits	11,498,894	15,679,520
Net increase in federal funds purchased and repurchase agreements	2,100,000	-
Proceeds from other borrowings	11,009,000	-
Proceeds from sale of common stock	-	2,724,784
Stock offering costs	-	(4,479)
Proceeds from issue of subordinated debentures, net	2,923,250	-
Proceeds from exercise of stock options	37,200	5,200
Net cash provided by financing activities	27,568,344	18,405,025

Net increase (decrease) in cash and due from banks	(677,062)	1,153,346
Cash and due from banks at beginning of year	3,574,706	2,421,360
Cash and due from banks at end of year	$2,897,644	$3,574,706

SUPPLEMENTAL DISCLOSURES
Cash paid for:
Interest	$3,544,061	$3,949,124
Income taxes	$978,274	$362,184
NONCASH TRANSACTIONS
Financed sale of premises and equipment	$-	$114,394
Loans transferred to other real estate owned	$963,435	$13,000

See Notes to Consolidated Financial Statements.

UNITY HOLDINGS, INC.

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Unity Holdings, Inc. (the "Company") is a bank holding company whose business is conducted by its wholly-owned subsidiary, Unity National Bank (the "Bank"). The Bank is a commercial bank located in Cartersville, Bartow County, Georgia with branches in Adairsville, Bartow County, Georgia and Rome, Floyd County, Georgia and a mortgage loan production office in Calhoun, Gordon County, Georgia. The Bank provides a full range of banking services in its primary market area of Bartow County and the surrounding counties.

Basis of Presentation and Accounting Estimates

The consolidated financial statements include the accounts of the Company and its subsidiary. Significant intercompany transactions and balances have been eliminated in consolidation.

In preparing the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, deferred tax assets, valuation of foreclosed assets and contingent assets and liabilities. The determination of the adequacy of the allowance for loan losses is based on estimates that are susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans and foreclosed assets, management obtains independent appraisals for significant collateral.

Cash, Due From Banks and Cash Flows

For purposes of reporting cash flows, cash and due from banks includes cash on hand, cash items in process of collection and amounts due from banks. Cash flows from loans, federal funds sold, interest-bearing deposits in banks, deposits, federal funds purchased and repurchase agreements are reported net.

The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. The total of those reserve balances was approximately $447,000 at December 31, 2003.

Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as held-to-maturity and recorded at amortized cost. Debt securities not classified as held-to-maturity are classified as available-for-sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive income net of the related deferred tax effect. Equity securities, including restricted stock, without a readily determinable fair value are recorded at cost.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Securities (Continued)

Purchased premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are determined using the specific identification method. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.

Loans

Loans are reported at their outstanding principal balances less deferred loan fees and the allowance for loan losses. Interest income is accrued on the outstanding principal balance. Nonrefundable loan fees, net of direct loan origination costs, are deferred with the net amount recognized into interest income over the life of the loans using a method which approximates a level yield.

The accrual of interest on loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due, unless the loan is well-secured. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income, unless management believes that the accrued interest is recoverable through the liquidation of collateral. Interest income on nonaccrual loans is recognized on the cost-recovery method, until the loans are returned to accrual status. Loans are returned to accrual status when all the principal and interest amounts are brought current and future payments are reasonably assured.

A loan is considered impaired when it is probable, based on current information and events, the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans are measured by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses. Interest on accruing impaired loans is recognized as long as such loans do not meet the criteria for nonaccrual status.

Allowance for Loan Losses

The allowance for loan losses is established through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the collectibility of the principal is unlikely. Subsequent recoveries are credited to the allowance.

The allowance is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio, based on an evaluation of the collectibility of existing loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, concentrations and current economic conditions that may affect the borrower's ability to pay. This evaluation does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are any significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses, and may require the Company to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Premises and Equipment

Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets.

Other Real Estate Owned

Other real estate owned represents properties acquired through foreclosure. Other real estate owned is held for sale and is carried at the lower of cost or fair value less estimated costs to sell. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets. The Company had $747,157 and $13,000 of other real estate owned at December 31, 2003 and 2002, respectively.

Stock Compensation Plans

At December 31, 2003, the Company has two stock-based employee compensation plans, which are described more fully in Note 8. The Company accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.
	Years Ended December 31,
	2003	2002

Net income, as reported	$1,362,795	$833,395
Deduct: Total stock-based employee compensation
expense determined under fair value based
method for all awards, net of related tax effects	(57,887)	(36,923)
Pro forma net income	$1,304,908	$796,472
Earnings per share:
Basic - as reported	$1.35	$0.93
Basic - pro forma	$1.29	$0.89
Diluted - as reported	$1.30	$0.86
Diluted - pro forma	$1.24	$0.82

Earnings Per Share

Basic earnings per share are computed by dividing net income by the weighted average number of shares of common stock outstanding. Diluted earnings per share are computed by dividing net income by the sum of the weighted average number of shares of common stock outstanding and potential common shares. Potential common shares consist of stock options and stock warrants.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Recent Accounting Standards

In November 2002, the Financial Accounting Standards Board (FASB) issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107 and a rescission of FASB Interpretation No. 34". The interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. It also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing a guarantee. The initial recognition and initial measurement provisions of the interpretation are applicable to guarantees issued or modified after December 31, 2002. The disclosure requirements in the interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of the interpretation did not have a material effect on the Company's financial condition or results of operations.

In December 2002, the FASB issued Statement No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of FASB Statement No. 123". The Statement amends Statement No. 123, "Accounting for Stock-Based Compensation", to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, the statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based compensation and the effect on reported results of operations. The disclosure requirements of the statement are required for fiscal years ending after December 15, 2002 and interim periods beginning after December 15, 2002. The Company has not adopted Statement No. 123 for accounting for stock-based compensation as of December 31, 2003.

In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities, an interpretation of ARB No. 51", and on December 24, 2003, the FASB issued FASB Interpretation No. 46 (Revised December 2003), "Consolidation of Variable Interest Entities" which replaced FIN 46. The interpretation addresses consolidation by business enterprises of variable interest entities. A variable interest entity is defined as an entity subject to consolidation according to the provisions of the interpretation. The revised interpretation provided for special effective dates for entities that had fully or partially applied the original interpretation as of December 24, 2003. Otherwise, application of the interpretation is required in financial statements of public entities that have interests in special-purpose entities, or SPEs, for periods ending after December 15, 2003. Application by public entities, other than small business issuers, for all other types of variable interest entities (i.e., non-SPEs) is required in financial statements for periods ending after March 15, 2004. Application by small business issuers to variable interest entities other than SPEs is required at various dates in 2004 and 2005. The Company has determined that the revised provisions require deconsolidation of subsidiary trusts which issued trust preferred securities during 2003. The Company adopted these provisions as of December 31, 2003.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Standards (Continued)

In May 2003, the FASB issued Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". The statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The statement requires that an issuer classify a financial instrument that is within its scope as a liability. Many of those instruments were previously classified as equity. The statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of the statement did not have a material effect on the Company's financial conditions or results of operations.

NOTE 2. SECURITIES

The amortized cost and fair value of securities are summarized as follows:
Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Available-for-Sale
December 31, 2003:
U.S. Government and
agency securities	$4,502,459	$44,138	$(49,878)	$4,496,719
Municipal securities	5,695,402	69,616	(52,902)	5,712,116
Mortgage-backed securities	770,354	2,282	-	772,636
	$10,968,215	$116,036	$(102,780)	$10,981,471
December 31, 2002:
U. S. Government and
agency securities	$7,087,202	$141,621	$(3,079)	$7,225,744
Municipal securities	1,887,748	31,941	(712)	1,918,977
Mortgage-backed securities	3,342,833	32,254	(2,510)	3,372,577
	$12,317,783	$205,816	$(6,301)	$12,517,298

In 2003, the FASB Emerging Issues Task Force released Issue 03-01, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. The issue requires disclosure of certain information about other than temporary impairments in the market value of securities. The market value of investment securities is based on quoted market values and is significantly affected by the interest rate environment. At December 31, 2003, all unrealized losses in the securities portfolio were for debt securities. All securities with an unrealized loss at December 31, 2003 have been in a continuous loss position for less than twelve months. From the tables above, 13 out of 35 securities in the securities portfolio had unrealized losses as of December 31, 2003. The amortized cost and fair value of these securities totaled $5,038,582 and $4,935,802, respectively. These unrealized losses are considered temporary because of acceptable investment grades on each security and the repayment sources of principal and interest are government backed.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SECURITIES (Continued)

Securities with a carrying value of $4,655,713 and $155,543 at December 31, 2003 and 2002, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

Gross gains of $27,066 and $30,930 were realized on sales of securities available-for-sale for the years ended December 31, 2003 and 2002.

The amortized cost and fair value of debt securities as of December 31, 2003 by contractual maturity are shown below. Maturities may differ from contractual maturities of mortgage-backed securities because the mortgages underlying the securities may be called or repaid without penalty. Therefore, these securities are not included in the maturity categories in the following summary.
	Securities Available-for-Sale
	Amortized Cost		Fair Value

Due from one to five years		$825,000		$855,445
Due from five to ten years		2,257,268		2,297,871
Due after ten years		7,115,593		7,055,520
Mortgage-backed securities		770,354		772,635
	$		$

Restricted equity securities consist of the following:
December 31,
2003	2002
2	Federal Home Loan Bank stock	$775,500	$226,800
3	Federal Reserve Bank stock	318,900	267,900
5	Other correspondent bank stock	112,709	112,709
13	Trust preferred securities	93,000	147,73
15		$1,300,109	$607,409

NOTE 3. LOANS

The composition of loans is summarized as follows:
December 31,
2003	2002

	Commercial, financial and agricultural	$11,106,000	$10,914,000
2	Real estate - construction	21,522,000	15,957,000
	Real estate - mortgage	97,263,000	72,704,000
4	Consumer, installment and other	8,683,720	8,493,343
			108,068,343
6	Unearned income	(317,960)	(214,950)
	Allowance for loan losses	(1,866,467)	(1,470,899)
8	Loans, net	$	$106,382,494

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. LOANS (Continued)

Changes in the allowance for loan losses are as follows:

Years Ended December 31,
2003	2002
Balance, beginning of year		$1,470,899	$1,195,775
Provision for loan losses		495,306	529,435
Loans charged off		(136,301)	(272,225)
Recoveries of loans previously charged off		36,563	17,914
Balance, end of year	$		$1,470,899

The following is a summary of information pertaining to impaired loans:
As of and for the Years Ended December 31,
	2003	2002

Impaired loans without a valuation allowance	$1,007,289	$1,008,415
Impaired loans with a valuation allowance	69,624	-
Total impaired loans	$1,076,913	$1,008,415
Valuation allowance related to impaired loans	$22,140	$-
Average investment in impaired loans	$786,057	$286,379

Interest income recognized on impaired loans for cash payments received was not material for the years ended December 31, 2003 and 2002. Loans on nonaccrual status amounted to approximately $725,877 and $1,008,415 at December 31, 2003 and 2002, respectively. Loans past due ninety days or more and still accruing interest was approximately $351,000 and $180,000 at December 31, 2003 and 2002, respectively.

In the ordinary course of business, the Company has granted loans to certain related parties including directors, executive officers and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2003 are as follows:
Balance, beginning of year	$1,250,042
Advances	637,058
Repayments	(821,544)
Balance, end of year	$1,065,556

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:
December 31,
2003	2002
1	Land		$1,472,199	$1,480,671
2	Buildings		3,013,281	2,968,172
3	Leasehold improvements		60,920	60,920
4	Equipment		1,598,961	1,452,927
5				5,962,690
6	Accumulated depreciation		(1,152,587)	(860,538)
7		$		$5,102,152

The Company is currently operating out of a leased modular facility for its Rome, Georgia branch on a month-to-month basis and also leases office space in Calhoun, Georgia on an annual basis for a loan production office. Total rental expense incurred for these leased facilities for the years ended December 31, 2003 and 2002 was $56,776 and $48,605, respectively.

NOTE 5. DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2003 and 2002 was $45,736,809 and $41,418,185, respectively. The Company had brokered certificates of deposit at December 31, 2003 and 2002 of $34,141,502 and $29,069,197, respectively. The scheduled maturities of time deposits at December 31, 2003 are as follows:

2004		$44,574,023
2005		22,985,010
2006		4,517,130
2007		4,235,746
2008		8,438,119
Thereafter		73,626
	$

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. OTHER BORROWINGS

Other borrowings consist of the following:
December 31,
2003	2002
1	Federal Home Loan Bank advances with interest payable
2	quarterly at interest rates ranging from 1.15% to 2.74%,
3	due at various maturity dates between June 1, 2004 and
7	February 25, 2008.	$11,009,000	$-

The advance is collateralized by a blanket lien on the Company's 1-4 family mortgage loans. The loans pledged as collateral had an approximate carrying amount of $21,762,000 as of December 31, 2003.

NOTE 7. SUBORDINATED DEBENTURES

In 2003, the Company formed a wholly-owned grantor trust to issue cumulative trust preferred securities. The grantor trust has invested the proceeds of the trust preferred securities in junior subordinated debentures of the Company. The trust preferred securities can be redeemed prior to maturity at the option of the Company on or after December 17, 2008. The sole assets of the guarantor trust are the Junior Subordinated Deferrable Interest Debentures of the Company (the Debentures) held by the grantor trust. The debentures have the same interest rate (three month LIBOR plus 2.95%, floating) as the trust preferred securities. The Company has the right to defer interest payments on the Debentures at any time or from time to time for a period not exceeding 20 consecutive quarters provided that no extension period may extend beyond the stated maturity of the related Debentures. During any such extension period, distributions on the trust preferred certificates would also be deferred.

Payment of periodic cash distributions and payment upon liquidation or redemption with respect to the trust preferred securities are guaranteed by the Company to the extent of funds held by the grantor trust (the Preferred Securities Guarantee). The Preferred Securities Guarantee, when taken together with the Company's other obligations under the Debentures, constitute a full and unconditional guarantee, on a subordinated basis, by the Company of payments due on the trust preferred securities.

The trust preferred securities and the related debentures were issued on December 18, 2003. Distributions on the trust preferred securities are paid quarterly on March 17, June 17, September 17 and December 17 of each year, beginning March 30, 2004. Interest on the Debentures is paid on the corresponding dates. The aggregate principal amount of Debentures outstanding at December 31, 2003 was $3,093,000. Certain issue costs have been deferred and recorded in other assets in the accompanying balance sheet. The issue costs are being amortized over the initial five year period until the first call date. The remaining outstanding balance of the unamortized issue costs at December 31, 2003 was $72,521 and is included in other assets.

NOTE 8. STOCK COMPENSATION PLANS

The Company has an incentive stock option plan and has reserved 184,875 shares of common stock for issuance to key employees and directors. Options are granted at the fair value of the Company's common stock on the date of grant and expire ten years from the effective date of the grant. The options vest at a rate of 20% per year.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. STOCK COMPENSATION PLANS (Continued)

Other pertinent information related to the options is as follows:
	Years Ended December 31,
	2003		2002
	Number	Weighted- Average Exercise Price	Number	Weighted- Average Exercise Price
Under option, beginning of year	90,960	$12.40	60,960	$10.57
Granted	-	-	32,000	16.00
Exercised	(3,600)	10.33	(400)	13.00
Terminated	(1,000)	-	(1,600)	13.77
Under option, end of year	86,360	12.49	90,960	12.40
Exercisable, end of year	68,760	11.83	41,968	10.10
Weighted-average fair value of
options granted during the year	$ -		$ 5.08

Information pertaining to options outstanding at December 31, 2003 is as follows:
	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price
$10 - $15	54,360	5 years	$10.33	49,560	$10.83
$16	32,000	8 years	16.00	19,200	16.00

In 1998, the Company granted 140,000 common stock warrants to its initial directors. The warrants are exercisable at a price of $10 per share and are fully vested. The warrants expire ten years from date of grant and have a weighted average remaining contractual life of five years.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:
	Years Ended December 31,
	2003	2002
Dividend yield	N/A	0%
Expected life	N/A	10 years
Expected volatility	N/A	0.01%
Risk-free interest rate	N/A	3.86%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9. OTHER EMPLOYEE AND DIRECTOR BENEFIT PLANS

Employee Stock Ownership Plan

In 2002, the Company established a leveraged Employee Stock Ownership Plan with 401-k provisions (KSOP) for the benefit of employees who meet certain eligibility requirements, subject to IRS limits. Contributions to the KSOP are determined by the Board of Directors of the Company taking in to consideration the financial condition and fiscal requirements of the Company and such other factors as the Board of Directors may deem pertinent and applicable under the circumstances. The Company made no contributions to the KSOP for the years ended December 31, 2003 and December 31, 2002. The KSOP also has no debt as of December 31, 2003 and December 31, 2002. The KSOP owned 4,098 shares of the Company's common stock as of December 31, 2003 and 2002, which were purchased solely from employee contributions to the KSOP.

In accordance with the KSOP, the Company is expected to honor the rights of certain participants to diversify their account balances or to liquidate their ownership of the common stock in the event of termination. The purchase price of the common stock would be based on the fair market value of the Company's common stock as of the annual valuation date, which precedes the date the put option is exercised. No participant has exercised these rights since the inception of the KSOP, and no significant cash outlay is expected during 2004. However, since the redemption of common stock is outside the control of the Company, the Company's maximum cash obligation based on the approximate market prices of common stock as of the reporting date has been presented outside stockholders' equity. The amount presented as redeemable common stock held by the KSOP in the consolidated balance sheet represents the Company's maximum cash obligation and has been reflected as a reduction of retained earnings.

Director Deferred Compensation Plan

In 2002, the Company established a deferred compensation plan providing for death and retirement benefits for its directors. The estimated amounts to be paid under the compensation plan are being funded through the purchase of life insurance policies on the directors. The balance of the director policy surrender values included in other assets amounted to $126,000 and $63,500 at December 31, 2003 and 2002, respectively. Expense recognized on these director policies amounted to $7,500 and $6,500 for the years ended December 31, 2003 and 2002, respectively. The balance of deferred compensation included in other liabilities at December 31, 2003 and December 31, 2002 amounted to $49,536 and $20,896, respectively. Expense recognized for deferred compensation amounted to $28,640 and $20,896 for the years ended December 31, 2003 and 2002, respectively.

NOTE 10. INCOME TAXES

Income tax expense consists of the following:
Years Ended December 31,
2003	2002
Current		$841,426	$515,474
Deferred		(168,816)	(73,126)
Income tax expense	$		$442,348

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. INCOME TAXES (Continued)

The Company's income tax expense differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:
	Years Ended December 31,
	2003	2002

Income taxes at federal statutory rate	$692,038	$433,753
Tax-free interest	(59,746)	(16,530)
State tax expense	40,777	20,083
Other items	(459)	5,042
Income tax expense	$672,610	$442,348

The components of deferred income taxes are as follows:
December 31,
2003	2002
1	Deferred income tax assets:
2	Loan loss reserves	$650,056	$463,146
3	Preopening and organizational expenses	-	36,605
5	Loan fees	119,985	88,006
8	Deferred compensation	18,693	7,885
6	Nonaccrual loan interest	17,467	-
7		806,201	595,642
10	Deferred income tax liabilities:
11	Depreciation	121,646	79,903
12	Securities available-for-sale	4,507	67,835
13		126,153	147,738
15	Net deferred income tax assets	$680,048	$447,904

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11. EARNINGS PER SHARE

Presented below is a summary of the components used to calculate basic and diluted earnings per common share.

		Years Ended December 31,
		2003	2002
1	Basic Earnings Per Share:
2	Weighted average common shares outstanding	1,010,719	896,086
4	Net income	$1,362,795	$833,395
6	Basic earnings per share	$1.35	$0.93
7
8	Diluted Earnings Per Share:
9	Weighted average common shares outstanding	1,010,719	896,086
10	Net effect of the assumed exercise of stock
11	options based on the treasury stock method
12	using average market prices for the year	39,482	72,976
13	Total weighted average common shares and
14	common stock equivalents outstanding	1,050,201	969,062
16	Net income	$1,362,795	$833,395
18	Diluted earnings per share	$1.30	$0.86

NOTE 12. COMMITMENTS AND CONTINGENCIES

Loan Commitments

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. Such commitments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheets.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. A summary of the Company's commitments is as follows:

December 31,
2003	2002

Commitments to extend credit	$15,428,000	$12,545,000
Letters of credit	319,000	190,000
	$15,747,000	$12,735,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. COMMITMENTS AND CONTINGENCIES (Continued)

Loan Commitments (Continued)

Letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral is required in instances which the Company deems necessary.

At December 31, 2003 and 2002, the carrying amount of liabilities related to the Company's obligation to perform under financial standby letters of credit was insignificant. The Company has not been required to perform on any financial standby letters of credit, and the Company has not incurred any losses on financial standby letters of credit for the years ended December 31, 2003 and 2002.

Contingencies

In the normal course of business, the Company is involved in various legal proceedings. The Company is also involved in other non-recurring legal matters, the ultimate outcome of which has not been determined. In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company's financial statements.

NOTE 13. CONCENTRATIONS OF CREDIT

The Company originates primarily commercial, residential, and consumer loans to customers in Bartow County and surrounding counties. The ability of the majority of the Company's customers to honor their contractual loan obligations is dependent on the economy in these areas.

Approximately 86% percent of the Company's loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Company's primary market area. Accordingly, the ultimate collectibility of the loan portfolio is susceptible to changes in market conditions in the Company's primary market area. The other significant concentrations of credit by type of loan are set forth in Note 3.

The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 15% of the Bank's capital and surplus as defined by the Office of the Comptroller of the Currency, or approximately $2,250,000.

NOTE 14. REGULATORY MATTERS

The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2003, dividends of $2,545,000 could be declared without regulatory approval.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14. REGULATORY MATTERS (Continued)

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets, as defined, and of Tier I capital to average assets, as defined. Management believes, as of December 31, 2003 and 2002, the Company and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2003, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Company and Bank's actual capital amounts and ratios are presented in the following table:
					To Be Well
			For Capital		Capitalized Under
			Adequacy		Prompt Corrective
	Actual		Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
	(Dollars in Thousands)
December 31, 2003:
Total Capital to Risk Weighted Assets:
Consolidated	$17,996	13.10%	$10,989	8%	$	N/A	N/A
Bank	$14,893	10.85%	$10,982	8%		$13,728	10%
Tier I Capital to Risk Weighted Assets:
Consolidated	$16,278	11.85%	$5,495	4%	$	N/A	N/A
Bank	$13,175	9.60%	$5,491	4%		$8,237	6%
Tier I Capital to Average Assets:
Consolidated	$16,278	10.35%	$6,291	4%	$	N/A	N/A
Bank	$13,175	8.39%	$6,291	4%		$7,864	5%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14. REGULATORY MATTERS (Continued)
To Be Well
		For Capital		Capitalized Under
		Adequacy		Prompt Corrective
Actual		Purposes		Action Provisions
Amount	Ratio	Amount	Ratio	Amount	Ratio
(Dollars in Thousands)
December 31, 2002:
Total Capital to Risk Weighted Assets:
Consolidated	$13,183	12.65%	$8,340	8%	$	N/A	N/A
Bank	$13,107	12.58%	$8,338	8%		$10,422	10%
Tier I Capital to Risk Weighted Assets:
Consolidated	$11,878	11.39%	$4,170	4%	$	N/A	N/A
Bank	$11,802	11.32%	$4,169	4%		$6,253	6%
Tier I Capital to Average Assets:
Consolidated	$11,878	9.05%	$5,252	4%	$	N/A	N/A
Bank	$11,802	8.99%	$5,251	4%		$6,564	5%

NOTE 15. FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS No. 107, Disclosures about Fair Values of Financial Instruments, excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

Cash, Due From Banks, Interest-bearing Deposits in Banks and Federal Funds Sold: The carrying amounts of cash, due from banks, interest-bearing deposits in banks and federal funds sold approximate fair values.

Securities: Fair values for securities are based on available quoted market prices. The carrying values of equity securities with no readily determinable fair value approximate fair values.

Loans: For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. For other loans, the fair values are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Deposits: The carrying amounts of demand deposits, savings deposits, and variable-rate certificates of deposit approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Other Borrowings: The carrying amounts of variable-rate other borrowings, subordinated debentures and federal funds purchased approximate their fair values. Fair values for fixed-rate other borrowings are estimated using a discounted cash flow calculation that applies interest rates currently being offered on other borrowings with similar terms.

Accrued Interest: The carrying amounts of accrued interest approximate their fair values.

Off-Balance Sheet Instruments: Fair values of the Company's off-balance sheet financial instruments are based on fees currently charged to enter into similar agreements. Since the majority of the Company's off-balance sheet instruments consist of nonfee-producing, variable-rate commitments, the Company has determined they do not have a distinguishable fair value.

The carrying amounts and estimated fair values of the Company's financial instruments were as follows:
	December 31, 2003		December 31, 2002
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(Dollars in Thousands)
Financial assets:
Cash, due from banks,
interest-bearing deposits
in banks, and federal
funds sold	$2,957	$2,957	$4,448	$4,448
Securities available-for-sale	10,981	10,981	12,517	12,517
Restricted equity securities	1,300	1,300	607	607
Loans	136,390	137,440	106,382	107,730
Accrued interest receivable	739	739	570	570

Financial liabilities:
Deposits	129,470	134,930	117,971	119,772
Other Borrowings	16,202	16,391	-	-
Accrued interest payable	395	395	466	466

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16. SUPPLEMENTAL FINANCIAL DATA

Components of other operating expenses in excess of 1% of total revenue are as follows:
Years Ended December 31,
2003	2002
Data processing	$327,129	$267,714
Advertising	128,196	119,108

NOTE 17. PARENT COMPANY FINANCIAL INFORMATION

The following information presents the condensed balance sheets, statements of income and cash flows of Unity Holdings, Inc. as of and for the years ended December 31, 2003 and 2002:
CONDENSED BALANCE SHEETS
2003	2002
Assets
Cash	$3,015,041	$54,507
Investment in subsidiary	13,184,227	11,933,660
Restricted equity securities, at cost	93,000	-
Other assets	87,300	21,336
Total assets	$16,379,568	$12,009,503

Redeemable common stock, liabilities and stockholders' equity
Redeemable common stock held by KSOP	$73,764	$65,568
Subordinated debentures	3,093,000	-
Stockholders' equity	13,212,804	11,943,935
Total redeemable common stock, liabilities and stockholders' equity	$16,379,568	$12,009,503

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17. PARENT COMPANY FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF INCOME
2003	2002

1	Expenses, other	$17,190	$10,604
6	Loss before income tax benefits and equity in
6	undistributed income of subsidiary	(17,190)	(10,604)
6	Income tax benefits	(6,488)	(4,001)
6	Loss before equity in
6	undistributed income of subsidiary	(10,702)	(6,603)
8	Equity in undistributed income of subsidiary	1,373,497	839,998
10	Net income	$1,362,795	$833,395

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17. PARENT COMPANY FINANCIAL INFORMATION (Continued)
	CONDENSED STATEMENTS OF CASH FLOWS
		2003	2002
1	OPERATING ACTIVITIES
2	Net income	$1,362,795	$833,395
3	Adjustments to reconcile net income to net cash
4	provided by operating activities:
6	Equity in undistributed income of subsidiary	(1,373,497)	(839,998)
6	Net other operating activities	10,786	8,076
9	Net cash provided by operating activities	84	1,473

	INVESTING ACTIVITIES
	Investment in subsidiary	-	(2,700,000)
9	Net cash used in investing activities	-	(2,700,000)

10	FINANCING ACTIVITIES
23	Proceeds from sale of common stock, net	-	2,270,305
	Proceeds from issuance of subordinated debentures, net	2,923,250	-
23	Proceeds from exercise of stock options	37,200	5,200
9	Net cash provided by in financing activities	2,960,450	2,725,505
24	Net increase in cash	2,960,534	26,978
26	Cash at beginning of year	54,507	27,529
28	Cash at end of year	$3,015,041	$54,507